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                             CULTURALACCESSWORLDWIDE



                                 August 1, 1997




Mr. Michael Dinkins
3725 Glades End Lane
Richmond, VA 23233

Dear Michael:

This letter will constitute a binding agreement concerning the terms of your employment at CulturalAccessWorldwide that we agreed upon earlier this week:

         Position:                  Senior Vice President of Finance and
                                    Administration and Chief Financial Officer.
                                    This position will be based in Arlington, VA.

         Reporting to:              President and Chief Executive Officer

         Direct Reports:            Corporate controller and divisional CFOs.

         Base Salary:               $175,000 increasing to $200,000 at
                                    the earlier of July 1, 1998 or an initial public offering (IPO).

         Bonus Opportunity:         $25,000 for calendar year 1997
                                    40% of base salary for each calendar year thereafter

         Bonus Criteria:            40% qualitative goals; 60% quantitative
                                    goals as agreed with CEO

         Options: 50,000 options vesting over 5-years with strike price between $5-6 per share. All options will vest immediately upon change of control (e.g., acquisition of the Company, but not IPO).

                                    The first 10,000 of the 5-year vesting
                                    options may vest following an IPO if the following conditions are met:

                                        o    The proceeds from the exercise of
                                             these options and the sale of the
                                             underlying stock are used to
                                             supplement the down payment for
                                             your permanent residence in the
                                             Arlington, VA area.

                                        o    You have already applied $100,000
                                             of your personal funds to the down
                                             payment of the home.

                                    An additional 10,000 options will be awarded at IPO with a strike price equal to the IPO price. These options will be 100% vested at time of issuance.



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         Moving Expenses:           Covered expenses include -

                                        o    Brokerage fee (at customary rate)
                                             for sale of home

                                        o    Reasonable and customary closing
                                             costs

                                        o    Three trips to Arlington, VA for
                                             spouse in connection with move

                                        o    Up to two mortgage points in
                                             connection with purchase of new
                                             home in Northern, VA

                                        o    Temporary housing near headquarters
                                             office in Northern VA for up to 90
                                             days (maximum $2,000 per month)

                                        o    Storage of household items for up
                                             to one year

                                        o    Reasonable moving expenses for
                                             moves between Richmond, temporary
                                             residence and final residence.

         Vacation:                  Three weeks; increasing to four weeks after
                                    three years and five weeks after 10 years.

         Benefits:                  TelAc health and dental package. Long-term
                                    disability program of
                                    CulturalAccessWorldwide plus an allowance in the first year of employment for up to $2,500 to reimburse additional coverage at the $200,000 per year compensation level.
                                    You will be eligible to participate in
                                    CulturalAccessWorldwide's 401K plan. The
                                    Company will provide you with parking at the 2200 Clarendon building.

         Salary Continuation:       Your employment may be terminated by
                                    CulturalAccess with or without "cause."
                                    Should your employment at
                                    CulturalAccessWorldwide be terminated for cause, no severance or other termination benefits would be due or payable. Likewise, should you decide to leave
                                    CulturalAccessWorldwide voluntarily, no
                                    severance or other termination benefits
                                    would be payable. However, if your
                                    employment is terminated by
                                    CulturalAccessWorldwide without cause nor voluntarily then the Company will provide you with continuous payment of your base salary in effect for six months from the date of such termination, plus two months for each year of service with the Company with a maximum of 12 months total severance.

                                    In the event that your employment is
                                    terminated without cause or involuntarily as a result of a change of control (e.g., acquisition of the Company, but not IPO), the Company will provide you with continuous payment of your base salary in effect for six months from the date of such termination, plus two months for each year of service with the Company with a maximum of 12 months total severance.

                                    For the purpose hereof, "cause" shall mean
                                    (a) breach of any of your obligations in your position as Senior Vice President of Finance and Administration-Chief Financial Officer, or (b) any material act of dishonest involving CulturalAccessWorldwide, or (c) repeated failure to follow the reasonable instructions of the President in connection your with duties, or (d) repeated significant carelessness in the performance of duties, or (e) repeated unexcused absences during normal working hours, or (f) repeated insobriety at the work place, or
                                    (g) that you have been charged with
                                    committing and have been convicted of (i) a felony or, (ii) any crime or offense involving moral turpitude. If the basis for cause is an act or acts described in clause
                                    (a), (c) or (d) above, you shall be given ten (10) days to cease or correct the performance (or non performance) giving rise to such cause.

         No Compete:                You agree not to be employed by companies
                                    competing with CulturalAccessWorldwide in the teleservices or marketing services industry for two years after termination of employment for any reason.



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         No Solicitation:           You agree not to solicit any clients of
                                    CulturalAccessWorldwide to provide them with work or services that is competitive to CulturalAccessWorldwide for a period of two years after termination for any reason. You also agree not to solicit, recruit or hire any employees or strategically important and unique vendors or consultants (e.g., pharmaceutical marketing partners, but not audit firms or banks) of the Company for a period of two years after termination for any reason.

         Start Date:                Your start date will be August 19, 1997.



Please sign and return one copy of this letter. I very much look forward to working with you to build this very exciting company.

                                 Sincerely,

                                 /s/ John Fitzgerald
                                 --------------------
                                 John Fitzgerald


Accepted & Agreed:




/s/ Michael Dinkins
-------------------
    Michael Dinkins